UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 13, 2024

Vaccinex, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38624	16-1603202
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1895 Mount Hope Avenue, Rochester, New York	14620
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (585) 271-2700

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	VCNX	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On November 13, 2024, Vaccinex, Inc. (the “Company”) entered into a securities purchase agreement (the “Agreement”) pursuant to which the Company issued and sold to the purchasers named therein (the “Investors”) an aggregate of (i) 76,909 shares (“Shares”) of the Company’s common stock (“Common Stock”) at a price of $3.25 per Share and (ii) pre-funded warrants (“Pre-Funded Warrants”) to purchase up to 584,646 shares of Common Stock at a price of $3.2499 per Pre-Funded Warrant (together, the “Securities” and such transaction, the “Private Placement”). The Private Placement closed on November 14, 2024 for aggregate gross proceeds to the Company of approximately $2.15 million.

The Pre-Funded Warrants have an initial exercise price of $0.0001 per share, are immediately exercisable, and may be exercised at any time until they are exercised in full, subject to a 39.99% beneficial ownership limitation provision contained therein.

The Investors are FCMI Parent Co., which purchased Shares and Pre-Funded Warrants and is controlled by Albert D. Friedberg, chair of the Board of Directors of the Company (the “Board”), and Vaccinex (Rochester), L.L.C., which purchased Shares and is controlled by Maurice Zauderer, Ph.D., the Company’s president, chief executive officer and a member of the Board.

The Agreement provides the Investors with certain participation rights in connection with the first financing within six months of the date of the Agreement that consists of the sale of Common Stock and warrants to purchase Common Stock (“Warrants”), if any, including a sale of units consisting of Common Stock and Warrants (the “Subsequent Offering”). The participation rights would permit each Investor to purchase, for a price of $0.125 per Warrant and otherwise on substantially the same terms as the Warrants sold in the Subsequent Offering, Warrants exercisable for up to a number of shares of Common Stock equal to the number that the Investor would have received if the Investor had purchased in the Subsequent Offering a number of shares of Common Stock or units equal to the number of Shares and Pre-Funded Warrants that the Investor purchased in the Private Placement. The Agreement also provides the Investors with customary resale registration rights with respect to the Shares and the shares underlying the Pre-Funded Warrants.

The sale of the Securities was not registered under the Securities Act of 1933, as amended (the “Securities Act”), and the Securities were issued and sold in a private placement pursuant to Section 4(a)(2) of the Securities Act and/or Rule 506 of Regulation D as promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Act. Each of the Investors represented that it is an “accredited investor” within the meaning of Rule 501 of Regulation D, was acquiring the Securities for its own account, and had no direct or indirect arrangement or understanding with any other persons to distribute or regarding the distribution of such Securities. The Securities were offered and sold without any general solicitation by the Company or its representatives.

The descriptions of the terms and conditions of the Pre-Funded Warrants and the Agreement are qualified by reference to the full text of such documents, which are attached hereto as Exhibits 4.1 and 10.1, respectively.

Item 3.02	Unregistered Sales of Equity Securities.

The information contained in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 3.02.

Item 9.01	Financial Statements and Exhibits.

The following exhibits are filed herewith:

Exhibit Number	Exhibit Description

4.1	Pre-Funded Common Stock Purchase Warrant issued to FCMI Parent Co., dated November 14, 2024

10.1	Securities Purchase Agreement by and between the Company and the Investors, dated as of November 13, 2024

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Vaccinex, Inc.

Date: November 14, 2024	By:	/s/ Jill Sanchez
Jill Sanchez
Chief Financial Officer